EXHIBIT 99.1





                                   Contact:  Neil Lefort
                                   Vice President, Investor Relations
                                   (630) 527-4344


        MOLEX WILL EXPAND ERNST & YOUNG LLP AUDIT ENGAGEMENT

       Fiscal 2005 results to be released on September 8, 2005

          Analyst Meeting to be held on September 13, 2005

          Updates Outlook for Fourth Quarter of Fiscal 2005

FY06 Outlook to be released July 26, 2005 with a conference call at 4:00PM CDT


        Lisle, Ill., USA -- July 19, 2005 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today announced that the Audit Committee of its Board of Directors has requested Ernst & Young LLP to audit its financial statements for the fiscal years ended June 30, 2003 and June 30, 2004. In December 2004, the Company announced that it had retained Ernst & Young to replace its former auditor, Deloitte & Touche LLP, and audit Molex's financial statements for the fiscal year ended June 30, 2005.

        In connection with its fiscal year end processes, Molex discussed engaging its former auditor to perform the procedures considered necessary in order to deliver a written consent to use the previously audited financial statements for fiscal 2003 and fiscal 2004. The former auditor advised Molex that it did not wish to accept this engagement, but did not withdraw its previously issued audit reports with respect to such financial statements. Molex's Audit Committee has requested Ernst & Young to audit the fiscal 2003 and fiscal 2004 financial statements in addition to performing an audit of Molex's fiscal 2005 financial statements. Ernst & Young is in the process of assessing its independence with respect to fiscal years 2003 and 2004, and has stated that it will accept this engagement if it determines that it is independent with respect to those years.

        Due to the need to expand the scope of Ernst & Young's audit engagement from one fiscal year to three fiscal years, Molex expects that its fiscal 2005 results will be released on September 8, 2005 and a webcast conference call will be held promptly following the release. Molex expects to file its Form 10-K, including audited financial statements, on or before the September 13, 2005 filing deadline.


  June Quarter FY05 Outlook
  _________________________

        Molex also announced that, based on a preliminary review of operating results for the fourth fiscal quarter ended June 30,
  2005, it remains comfortable with the guidance for operating results as provided in its April 25, 2005 press release. Further, the total restructuring and building impairment charge previously estimated to be in a range of $25 to $30 million pre-tax is now expected to be in the range of $30 to $35 million pre-tax. In addition, during the fourth fiscal quarter the Company completed its annual review of goodwill, intangible assets and investments in subsidiaries. As a result of that review, Molex now expects to record a non-cash goodwill impairment charge of approximately $23 million in the fourth fiscal quarter of 2005.




  FY06 Outlook and Analyst meeting
  ________________________________

        Molex expects to issue a press release at the close of the market on July 26, 2005 in which the Company will provide its initial outlook for the full fiscal year ending June 30, 2006. Following this release, the Company will host a conference call on July 26, 2005, at 4:00 PM CDT. The Company currently anticipates that its annual meeting with analysts, previously scheduled for July 26, 2005, will be held on September 13, 2005 in Chicago. In addition, the Company plans to schedule meetings during the same week in New York and San Francisco at which a condensed version of the September 13th presentation will be provided.

              *              *              *             *

        Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Forward-looking statements are based on currently available information and include, among others, the discussion under "June Quarter FY05 Outlook" and "FY06 Outlook and Analyst meeting" above and statements regarding the Company's anticipated release of financial information and the timing and results of the audits of the Company's financial statements. These risks and uncertainties include those associated with the timing of the Company's release of earnings as well as the timing and results of the audits of the Company's financial statements, and those associated with the operation of our business, the challenges attendant to plant closings and restructurings, including the difficulty of predicting plant closing and relocation costs, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups. Other risks and uncertainties are set forth in Molex's Form 10-K for the year ended June 30, 2004, and other documents filed with the Securities and Exchange Commission. Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

        Molex's Annual Report, as well as news releases and other supplementary financial data is available by accessing Molex's website at www.molex.com.

         Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.

                              #   #   #

        Editor's note: Molex is traded on the NASDAQ National Market System in the United States and on the London Stock Exchange. The Company's voting common stock (MOLX) is included in the S&P 500 Index and the NASDAQ 100.